UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

              CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UINDER SECTIONS 13 AND 15(d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934


                                              Commission File Number 0-26614


                                    MVSI, Inc.
               (Exact name of registrant as specified in its charter)

                         8133 Leesburg Pike, Suite 750
                             Vienna, Virginia 22182
                                 (703) 356-5353
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               Class A Warrants, each Class A Warrant entitling the holder to purchase one (1) share of Registrant's Common Stock,
                               $0.01 par value.

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      |X|           Rule 12h-3(b)(1)(i)      |_|
Rule 12g-4(a)(1)(ii)     |_|           Rule 12h-3(b)(1)(ii)     |_|
Rule 12g-4(a)(2)(i)      |_|           Rule 12h-3(b)(2)(i)      |_|
Rule 12g-4(a)(2)(ii)     |_|           Rule 12h-3(b)(2)(ii)     |_|
Rule 15d-6               |_|

Approximate number of holders of record as of the certification or
notice  date:     10

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, MVSI, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 30, 1997			          By: /s/ Paul W. Richter
                                    Name:  Paul W. Richter
                                    Title: General Counsel and
                                           Secretary